EXHIBIT 99.1
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                    UHCO  Q1 2005 Earnings Call  May 4, 2005
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MANAGEMENT DISCUSSION SECTION

     Operator: Good day, everyone, and welcome to the Universal American Financial Corp. first quarter 2005 results conference call. At this time I would like to inform you that this conference is being recorded and that all participants are currently in a listen only mode. I will now turn the conference over to Richard Barasch, Chairman and CEO of Universal American Financial Corp. Please go ahead, Mr. Barasch.


RICHARD BARASCH, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------

     Thank you. I'm here with Bob Waegelein who is our CFO and Lisa Spivack who is our new General Counsel. I'd like to welcome all of you attending by phone and online to our first quarter 2005 earnings conference call. I'll keep my presentation brief and then open up the airways to any questions that you might have.

     First I'd like to introduce Lisa Spivack who will read our Safe Harbor Statement.


LISA SPIVACK, GENERAL COUNSEL
--------------------------------------------------------------------------------

     Hello, everyone. Before we begin I must remind everyone that certain information discussed on this call may constitute forward-looking statements within the meaning of the Federal securities laws, including statements related to future operating results and references to the estimate of the accretion from recent acquisitions. Although we believe that expectations reflected in these statements are based on reasonable assumptions and estimates, we cannot give assurance that the expected results will be achieved. We refer you to our press release and Exchange Act filings for factors that could impact the Company. For forward-looking statements made during this call, the Company claims the protection of the Private Securities Litigation Reform Act of 1995, and assumes no obligation to update or supplement such statements. Richard?


RICHARD BARASCH, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------

     Thanks, Lisa. I'm happy to report another solid quarter of growth and profitability for Universal American. A hallmark of our development has been our ability to recognize trends and act on them. Last year we identified the potential of the newly enhanced Medicare Advantage plans. As you can readily see from the performance of that segment, we have added a business that has and will continue to help us achieve a superior rate of growth.

     Now with the coming of the Part D prescription drug plan in 2006, we've positioned our company to participate in a program that has the potential to contribute substantially to our continued growth. With our existing strength in the Medicare supplement business, our growing presence in the Medicare Advantage market, and our participation in the prescription drug insurance market, we think that we are in an ideal strategic position to benefit from the enormous opportunities that exist in the senior health insurance market.

     I'm going to discuss our plans in greater detail later, but now I'd like to introduce Bob Waegelein who will discuss the results of the quarter.



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                    UHCO  Q1 2005 Earnings Call  May 4, 2005
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ROBERT A. WAEGELEIN, CHIEF FINANCIAL OFFICER
--------------------------------------------------------------------------------

     Thank you, Richard. For the first quarter of 2005, we reported pre-tax income of $24.7 million and after tax net income of $16.1 million, or $.28 per share on a diluted basis. This compares quite favorably to the net income of $13.9 million, or $.25 per share, that we reported in the first quarter of last year. Net income for the first quarter of 2005 included after tax realized investment gains of $700,000.00, or $.01 per share. The first quarter of 2004 included after tax realized investment gains of $2.3 million, or $.04 per share. Backing out investment transactions, we achieved a 33% increase in net income and a 29% increase in earnings per share compared to the first quarter of last year. For the quarter, and excluding FAS 115, we achieved a 16.5% return on equity which included 72 basis points from investment gains.

     We continue to see consistent increases in revenues driven by the expansion of our Medicare Advantage business, new sales, rate increases on business in force, and reduction in the amount of premium that we cede to reinsurers. Excluding realized gains, revenues increased by 44% to $223 million in the first quarter of 2005 as compared to the first quarter of last year. Excluding the revenue that we have acquired in the Heritage acquisition, we had 20% revenue growth from internal sources compared to the first quarter of 2004.

     Our shareholders' equity at March 31, 2005, excluding unrealized gains in our bond portfolio, was $399 million, or $7.04 per share on a fully diluted basis. This represents a 20% annualized increase over December 31, 2004. Over the past 5 years, our fully diluted book value per common share has increased at a compounded annual rate of 17%. Our reported shareholders' equity at March 31st was $432 million or $7.75 per common share.

     At March 31st, our total assets were $2.05 billion. Our investment portfolio, which totals around $1.2 billion, remains sound with over 99% of the portfolio invested in securities that are rated investment grade by S&P. At March 31st, our bonds were worth $44 million more than our cost, down from $61 million at December 31, 2004 as a result of the increase in interest rates. We realized $1.1 million in capital gains during the first quarter of 2005.

     In general, we have been anticipating higher interest rates, both short and long, and I think we are well positioned on both sides of our balance sheet. On the asset side, we've accumulated a significant amount of cash and floating rate, shorter duration paper which gives us a good match with the floating rate portion of our debt. In addition, if long term rates do ultimately rise, we have plenty of liquidity to invest.

     As most of you know, beginning with our Form 10-K for 2004, we changed the way we report our financial results by segment. We are now reporting by product in contrast to by distribution channel, and we think that reporting this way gives us much more clarity to our results.

     I'll ask Richard now to go through the segments.


RICHARD BARASCH, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------

     Our first segment is the Senior Market Health segment which consists primarily of our Medicare Supplement business, but also includes other senior health insurance products such as senior dental.



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     Despite a 12% quarter over quarter increase in revenues resulting from a combination of new sales, rate increases and increased retention, this segment was a bit disappointing as a result of Medicare supplement loss ratios that came in slightly higher than expected.

     As compared to the first quarter of last year, our Med Supp loss ratio increased by 140 basis points to 72.8% resulting in a 14% decrease in segment income. Part of this increase was anticipated as a result of the $10.00 increase in the Part B deductibles that we cover and we've already begun to implement rate increases that should allow us to reverse this trend. Further, as we have pointed out in prior years, first quarter results in the Medicare Supplement business are negatively impacted by loss ratios that are seasonal and predictably higher than in the succeeding quarters of the year, and we expect to see improvement through the balance of the year.

     For the quarter, our Senior Market agents, both career and independent, wrote nearly $20 million of new Medicare supplement premium, an 18% decline from the first quarter of 2004. However, including the more than $14 million of new Medicare Advantage sales, total senior health production from our agency force amounted to almost $34 million, 40% more than the first quarter of last year.

     We are optimistic about our ability to keep growing the senior health insurance business, particularly with the introduction of the Part D program next year. We continue to see progress in our Senior Solutions marketing effort and, since the beginning of the year, we've opened up 24 new Senior Solutions centers and we now have a total of 101 offices under the Senior Solutions banner.

     Our Medicare Advantage segment, consisting of the Medicare Advantage HMO and private fee-for-service business managed by our Heritage subsidiary, had an outstanding performance in the first quarter. We generated $7.5 million of EBITDA and pre-tax income of $7 million on revenues of $53.3 million. As of the end of March, annualized revenues were more than $217 million, a 65% [annualized] increase in the 10 months since the acquisition of Heritage and a 26% increase since the end of 2004.

     Since we acquired Heritage at the end of May last year, we've added more than 4,200 new members, bringing the enrollment up to more than 20,300 as of the end of March. This represents an annualized increase of 32%.

     In addition, we are very pleased with the market acceptance of our Medicare Advantage private fee-for-service plans in upstate New York and Pennsylvania. Since inception in June of last year, we've enrolled approximately 2,100 members in the program resulting in nearly $15 million of new annualized revenue.

     We're confident that our Medicare Advantage business will continue to grow for several reasons: First, we're gaining marketing momentum in our core southeastern Texas markets resulting from the combined efforts of our dedicated marketing staff and the Senior Solutions agents in the area. Heritage has been able to expand its reach in Houston and the surrounding markets by adding high quality IPA's as well as receiving approval from CMS to begin offering product in Montgomery County and Galveston County. This additional market strength helped us land our first sizeable group account with the retirees of the City of Houston. Next, we're building our early success in the private fee-for-service market by seeking approval from CMS to expand this product into at least 10 more states; some this year and the balance in 2006. Our distribution had embraced this product in New York and Pennsylvania, and our agents in the states of expansion are eagerly awaiting the product. Finally, we have filed with CMS for Medicare Advantage HMO and special need plans for several jurisdictions, and we hope to be in business in at least some of them by year-end.



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     It's quite evident that our entrance into the Medicare Advantage business, fueled by the Heritage acquisition, has worked out quite well for Universal American. At the core of this success are the talented people in Houston and Beaumont who work along side our capable network physicians to provide high quality and cost effective care to our members.

     The next segment is our Specialty Health segment which consists primarily of the health insurance products that are sold to the self-employed market in the U.S. and Canada. Over the last several years, the self-employed business has grown slowly, but has enjoyed consistent high profitability. In addition, this segment contains the run-off of our discontinued long-term care business which may add some volatility to these results.

     This quarter and the aggregate, these lines of business that have comprise this segment performed well in the first quarter driven by the continued profitability of our specialty health business in the U.S. and Canada. We're not going to settle for low or no growth in this segment, and we're taking steps to invigorate this part of our business. For starters, after several quarters of weak sales, we're starting to see some signs of life in the Canadian operation as a result of changing and strengthening the marketing and sales organization.

     The Life and Annuity segment includes all of the life insurance and annuities sold in the U.S. by all of our marketing channels. The past several years, we've consistently built our senior life insurance sales but have largely curtailed our sales in annuities. As a result of the increased volume of life insurance, revenues increased 17% to almost $23 million and profits increased by 25% to $4 million compared to last year as a result of better than expected mortality.

     CHCS, one of the country's leading senior market third party administrators, comprises our Administrative Services segment. It continues its positive trends of last year. Income increased 15% to $3.6 million primarily as a result of the growth in premiums managed and improved margins. We generated over $4 million of EBITDA during the first quarter of '05, up 12% from last year.

     I'd now like to spend a little time discussing our plans and expectations for Part D, the new prescription drug program. When the Medicare Modernization Act was passed in 2003, we, like most potential market participants, were skeptical as to whether the program would be feasible for private insurers. However, we knew that if a viable program could be developed, we were in an excellent position to offer such a program given the breadth of our individual distribution and our experience in the senior market.

     By late last year, as more of the details of the program emerged from CMS, it started to become clear to us that the program would be viable and that we should play a meaningful role. As we thought through the program, we realized that our principal need was to establish a close relationship with a PBM, since we have limited experience in the prescription drug business. Along with finding a highly qualified PBM, we also felt strongly that our PBM should not just be a fee for service vendor, but would also have to have some significant skin in the game.

     We think that the strategic alliance we created with PharmaCare hit all of our initial criteria and more. PharmaCare itself is a highly skilled PBM with significant experience in the senior market, and as we had hoped, they agreed to take approximately half of the insurance risk on the program. In addition, PharmaCare's parent, CVS, is the largest retail drug store chain in the United States, and will assist us in the marketing of our PDP in its 5,400 stores, to the extent permitted by CMS rules.



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     We believe that we've put together an exceptional program for Part D. We've got a terrific PBM partner who is sharing risk with us; our extensive Medicare Supplement distribution force is raring to go and we have the additional lift that may come from the promotion of the product through the CVS stores.

     At this point, it's impossible to be precise as to the size of Part D, but if the overall program has any meaningful level of success, which we believe it will, and if we are effective in the bid process, we should see substantial revenues from the program.

     When we announced our transaction with PharmaCare, we said that we would be offering the product in at least 21 regions covering 29 states. As of now, it appears more likely that we will offer the Part D product in all regions.

     We've seen many estimates of the size of the Part D market for individual coverage, ranging from $10 to $20 billion in 2005. So if we assume that about 10 to 13 approved PDP's in each region, and even if we only get our fair share of the revenue, on that mathematics we should achieve gross revenues of at least $750 million. Keep in mind that since we will be sharing risk with PharmaCare, our net revenues will be proportionately lower. However, we believe that the value of our alliance with PharmaCare, and the potential of the relationship with CVS stores, more than makes up for the sharing of revenues.

     We're going to incur a significant amount of expense through the balance of 2005 to bring this program up. We estimate that we will expense between $4 and $5 million incremental out-of-pocket costs relating to product development, systems development and upgrades and marketing costs before the revenues begin in 2006. In addition, a significant portion of our staff has taken on the job implementing this new and quite complicated program over the next several months. I'd be remiss if I didn't recognize the hard work of these people, as well as everyone else in the company who is picking up the extra work. Clearly though, we think the investment of time and resources is more than justified by the potential of the program, and our entire company is energized by this opportunity.

     As we did in past quarters, Bob and I will certify that to the best of our knowledge, our financial report fully complies with the Exchange Act rules and fairly presents the financial condition and results of operations of Universal American in conformance with Sarbanes-Oxley, SEC and NASDAQ rules. In addition, we will certify that our company has in place the appropriate internal controls to ensure that all information is gathered and accounted for properly. I want to remind everyone that we received a clean 404 opinion from our auditors in connection with the filing of our 2004 10-K.

     With the exception of the increased expenses that we will incur to prepare for the implementation of Part D, we reiterate our earnings guidance for 2005 in the range of $1.17 to $1.24 per diluted share, excluding realized gains. For the second quarter, we anticipate earnings of $.28 to $.30 with much of the anticipated improvement over the first quarter coming because Medicare Supplement loss ratios are higher in the first quarter, as policyholders satisfy their deductibles, and these loss ratios trend lower through the balance of the year.

     As to preparation for Part D, we spent an enormous amount of organizational time and energy in the first quarter, but incurred relatively little incremental out-of-pocket expenses. Starting in this quarter and extending through the balance of the year, we estimate that the incremental out-of-pocket expenses will reduce net income by around $.05 to $.07 per share for the year. In each of the next two quarters, we'll report these implementation costs more specifically.



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     Now I would like to open up the airways to any questions that might be in the minds of people in the audience.







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                    UHCO  Q1 2005 Earnings Call  May 4, 2005
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QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions]

Your first question is from Josh Raskin with Lehman Brothers.

{Q - JOSH RASKIN}: Hi. Thanks. Good morning. Just a couple of quick questions, Richard. The first was you mentioned a group retiree accounts down in Texas as part of the Heritage plan. How many lives in that account?

{A - RICHARD BARASCH}: How many lives in the entirety of the account or how many lives have we picked up?

{Q - JOSH RASKIN}: I guess both.

{A - RICHARD BARASCH}: Okay. I mean again can't answer the first question, but it's the City of Houston, so it's obviously several thousand. And we have picked up around 500 of those lives at this point, and the enrollment continues.

{Q - JOSH RASKIN}: And those are in the March 31st total that you gave?

{A - RICHARD BARASCH}: No, they're not.  These are in April.

{Q - JOSH RASKIN}: Oh, okay. Got you. Okay. The CVS relationship that you mentioned you talked about splitting...sounds like splitting the insurance risk 50/50. Should we think of this as a JV? Just sort of from a modeling perspective, how does this run through the income statement? Is it simply going to be an equity and earnings of affiliate?

{A - RICHARD BARASCH}: No, it will be...basically the way we report typically, Josh, is we put a top number on which is gross revenues that includes ... that's pre-reinsurance, and then we have a subtraction for reinsurance which gets to our net revenue number. So this will not run through our revenues because of the subtraction for amounts ceded for reinsurance. This will look like a corner share reinsurance contract.

{Q - JOSH RASKIN}: Okay. So you're going to report that gross number and then just consider the half insurance risk that CVS is taking?

{A - RICHARD BARASCH}: That's right. And just to be precise, the gross number is not a GAAP number. The GAAP number is in that revenue number.

{Q - JOSH RASKIN}: Okay. Okay. So that's helpful. And in terms of, you know, the cost and the profits as we sort of run that down, should we think of, you know, and obviously you don't want to give away sort of the relationship details, but should we think of them, you know, being similar to the insurance risk bearing percentages?

{A - RICHARD BARASCH}: Yes. I mean basically we're corner share risking so we're taking our portion of the risk, they're taking theirs - that's an exact mirror of one another. They're doing...we're doing all the administration; they're doing all the PBM work.

{Q - JOSH RASKIN}: All right.  Thanks.

{A - RICHARD BARASCH}: And the results are shared 50/50 on the claim side.


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{Q - JOSH RASKIN}: Of course.

Operator:  Your next question comes from Steven Schwartz with Raymond James.

{Q - STEVEN SCHWARTZ}: Good morning, guys.

{A - RICHARD BARASCH}: Hey, Steve.

{Q - STEVEN SCHWARTZ}: You were moving along pretty fast. Can you go back over the annualized premium in force numbers for Heritage and PFFS?

{A - ROBERT A. WAEGELEIN}: Sure. The annual premium in force, Steve, on the health plan at the end of the first quarter is $202 million; applied fee for service is $14.7 million.

{Q - STEVEN SCHWARTZ}: And Bob, could you talk about the increase in revenues; what you got? I think you mentioned enrollees, but also what you've got in terms of pricing and risk adjusters?

{A - ROBERT A. WAEGELEIN}: Yes, sure. We saw rate increases at the health plan March over last December's of a 15.1% rate increase; 6.9 came from the county rates and the balance came from risk adjusters and our mix of enrollment.

{Q - STEVEN SCHWARTZ}: Pacific Care was recently talking about potential seasonality in their Medicare HMO businesses with regards to the risk adjuster process and the seasonality of that. Would we see that in your business?

{A - RICHARD BARASCH}: You know, you're likely to see some seasonality and, you know, we actually noted that comment and are starting to do the work to kind of see where that lays for us. We don't see that as hugely material. We think that part of what's going on is the risk adjusters get paid and essentially true it up the various points of the year, so you're doing a little bit of estimation in the quarters in which you haven't received the amounts yet. In addition, the effect of the risk adjusted is sort of trails negative for the year slightly because the age of people is sort of set at the beginning of the year and they do age through the balance of the year.

{Q - STEVEN SCHWARTZ}: All right.  That's good.  Thank you, guys.

Operator:  Your next question comes from Jukka Lipponen with KBW.

{Q - JUKKA LIPPONEN}: Good morning. A couple of questions. On the PDP, can you share with us how you're thinking about the margins for that business?

{A - RICHARD BARASCH}: No, that's, you know, we're deep in the bid process now, Jukka, and it would be, you know, both...it would be pretty premature to talk about that.

{Q - JUKKA LIPPONEN}: Okay.  How about acquisitions outlook?

{A - RICHARD BARASCH}: You know, it's interesting. You know, the magnitude of Part D, very frankly, has got this company very focused on the implementation of Part D for the balance of the year. Having said that, you know, all you have to do is look at the track record of this company and we've been pretty acquisitive and, you know, we continue to look very actively at that which is out there.


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{Q - JUKKA LIPPONEN}: And then lastly in the Medicare Advantage business, is the
growth...are you looking to continue at the kinds of rates that we're seeing now or how should we think about that?

{A - RICHARD BARASCH}: Yes, no I think, you know, it would be way optimistic to think that we're going to grow at these percentage numbers, but we still think there is plenty of room to keep going in the Houston marketplace. Membership should go up. We're getting a great kick...a positive kick out of the combination of sales from the internal marketing organization really boosted by bringing the Senior Solutions people in southeastern Texas into the program. So, you know, it's very difficult. You know, again, I'm being a little bit coy with you. We would never predict this kind of percentage growth, but we still think there's plenty of growth left.

{Q - JUKKA LIPPONEN}: Okay. And did you say going back to the PDP I forgot to ask. Did you say $750 million of revenue that you would share with PharmaCare?

{A - RICHARD BARASCH}: Yes. And please, and I hope everybody heard the caveats before that. This is based on a mathematical model that's based on many, many assumptions. But in the event that that turned out to be a number that was the right, the answer would be that we have a corner share arrangement with PharmaCare and PharmaCare's reinsurance subsidiary that will reduce that amount by the amount that we cede to that reinsurance company.

{Q - JUKKA LIPPONEN}: And that's an '06 number?

{A - RICHARD BARASCH}: That's all '06.

{Q - JUKKA LIPPONEN}: Okay.  Thank you.

Operator: Your next question comes from Mark Finkelstein with Cochran, Caronia Securities.

{Q - MARK FINKELSTEIN}: Hey.  Good morning.

{A - RICHARD BARASCH}: Good morning, Mark.  How are you doing?

{Q - MARK FINKELSTEIN}: Good. I guess you were going quite quickly so I just want to make sure I got this correctly. Did I hear you say that you filed for new applications for Advantage HMO plans in, I think, 10 regions?

{A - RICHARD BARASCH}: No, no. I apologize for running through this quickly. But we filed for private fee for service and expect to be up in running in about 10 states. We've got a few Medicare Advantage HMO programs that, you know, more of the HMO plans that we filed, those don't look likely to come up before '06 at the earliest.

{Q - MARK FINKELSTEIN}: Okay. And then I mean just on the latter, is it too early to talk about kind of geographic regions?

{A - RICHARD BARASCH}: Yes, and, you know, because we want to see what comes back from CMS first.

{Q - MARK FINKELSTEIN}: Okay. Second question, just looking at the Med Supp business, I mean it was a huge quarter for MA plan enrolment kind of nationwide. I think first quarter was like all of the

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increases were equal to all of '04, and I'm just curious if you're starting to see kind of more creep into your kind of rural and suburban regions in that maybe a little bit quicker than you thought?

{A - RICHARD BARASCH}: Well, you know, I think our threat to that would have been the Medicare PPO plans. That seems to be less of a problem given the fact that the market doesn't seem to have embraced those programs too much. You know, the fact that we're starting to see some of our competitors filing private fee for service programs in, you know, several states probably does cause us some concern on the Med Supp side going forward.

{Q - MARK FINKELSTEIN}: Okay. I guess just obviously it would have to get approved by Congress etc. but is there anything out of MedPAC in some of their proposals that I guess trouble you in any way?

{A - RICHARD BARASCH}: You know, not really because our business is not based on excess reimbursement. Our business is based on, you know, good solid on the ground granular medical management at the member level. You know, we're delighted that, you know, the MMA increased our reimbursement to an amount that, you know, obviously makes it attractive to us and others, but, you know, we're not troubled by anything that was said in that report relative to rates.

{Q - MARK FINKELSTEIN}: Okay. And then just finally, in terms of '06 and competitive bidding, is it too early to tell kind of how you think that could impact margins?

{A - RICHARD BARASCH}: Yes, I think it's too early to tell. I mean there is going to be the 25% give back of some portion of the difference between, you know, our cost and the benchmark. We're working all of this through. This, as many people have said, this is advanced game theory and, you know, we're working with the tools that we've got which I think are very substantial, and, again, one of the real advantages that we've got in the Heritage structure is the fact that they are very attuned to the specifics of medical costs and I think that will allow us to construct our bid very rationally.

{Q - MARK FINKELSTEIN}: Okay. And then just a final numbers question. The $4 to $5 million in costs that you expected to incur...

{A - RICHARD BARASCH}: Yes.

{Q - MARK FINKELSTEIN}: That is...I assume that that's going to be fully expensed in '05 or...

{A - RICHARD BARASCH}: That's the expense number. You know, there's likely to be more cash outlay of some of which will be capitalized.

{Q - MARK FINKELSTEIN}: Okay. And then when you talked about guidance that was without the $4 to $5 million.

{A - RICHARD BARASCH}: Yes. You know, again, let me be specific. We're reiterating our guidance but there will be this negative that will come and we'll show it to you in each quarter on the expense line.

{Q}: Okay, thank you.

Operator:  Your next question comes from Jason Zucker with Fox-Pitt Kelton.

{Q - JASON ZUCKER}: Thanks and good morning.


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                    UHCO  Q1 2005 Earnings Call  May 4, 2005
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{A}: Good morning, Jason.

{Q - JASON ZUCKER}: Let me just pick on the guidance - $1.17 to $1.24. Does that include the $4 to $5 million?

{A}: No, that's before giving effect to the $4 million to $5 million.

{Q - JASON ZUCKER}: Okay. And then my other question, too - I'm going to jumble it in with everybody else - we'll throw out your hypothetical $700 million of gross revenues?

{A}: Right.

{Q - JASON ZUCKER}: The amount that's going to be ceded - has that been decided yet?

{A}: It's approximately half, Jason.

{Q - JASON ZUCKER}: Okay. It is. And then it's up to us to come up with what we think the margin on that business is going to be.

{A}: Yep.

{Q - JASON ZUCKER}: Okay.  Good enough.  Thanks guys.

Operator: [Operator instructions]. Your next question comes from Joe France with Banc of America Securities.

{Q - JOE FRANCE}: Thanks, Richard.

{A}: Hey Joe.

{Q - JOE FRANCE}: Hi, how are you?

{A}: Good thanks.

{Q - JOE FRANCE}: The Medigap business - the 12% revenue increase - how much of that was enrollment?

{A}: About three percent.

{Q - JOE FRANCE}: Three percent. And the relationship between the deductible on Part B and your losses, are you not allowed to change your benefits to reflect changes...?

{A}: No.  No, we - the only thing we can do is move our rates.

{Q - JOE FRANCE}: Okay.

{A}: I mean, basically the Med Supp products cover these amounts.

{Q - JOE FRANCE}: So the last question I have relates to your life business and probably reflects my ignorance of the life business, but for many companies the last two or three quarters have been favorably effected by favorable mortality. Can you explain to me what's going on that's driving that?


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{A}: Have been unfavorably?

{A}: Have been favorably.

{Q - JOE FRANCE}: Favorably.  Favorably.

{A}: Oh, I - you know again, I don't have the hook into the people who ultimately decide mortality. I don't mean to be a wise guy; but no, I really don't have - I don't really have much to say. In general, our business - we're getting more business, our spread of risk is coming in based on the numbers better. You know, mortality has improved over a long period of time. And I think as everybody knows the mortality tables have changed. You know, again this is the insurance business and we're likely not to see a straight line of results in this or any of our other businesses.

{Q - JOE FRANCE}: That's great.  Thank you very much.

Operator: [Operator instructions]. There are no further questions. I will now turn the conference back to management.


RICHARD A. BARASCH, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------

Okay. Well, thank you everyone. Please, if there are any further questions, please feel free to call Bob or me and I look forward to speaking to you in a quarter, or hopefully before then. Thanks very much.

Operator: Ladies and Gentlemen, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.




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